EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Incorporation

301 HW Opus Holdings, Inc. (conducting business as Gexpro Services)	Delaware
Gexpro Services Supply Chain Management (Shanghai) Co. Ltd.	China
GS Holdings Canada Inc.	Canada
GS Holdings Denmark ApS	Denmark
GS Holdings RE LLC	Delaware
GS Operating, LLC	Delaware
GS Operating Holding Hungary Kft.	Hungary
GS Operating Magyarország Általános Kereskedelmi és Szolgáltató Kft	Hungary
GX Pro Opus, S. de R.L. de C.V.	Mexico
Heads and Threads, Inc.	Illinois
Instrumex	Germany
Interworld Highway, LLC	Delaware
Lawson Products, Inc.	Illinois
Lawson Products Canada Inc.	Canada
MCS Rentals Holdings Limited	United Kingdom
MCS Test Group Limited	United Kingdom
National Engineered Fasteners Inc.	Canada
Resolux ApS	Denmark
Resolux do Brazil Industria e Comercio Especializado em Energia Eolica Ltd.	Brazil
Resolux GmbH	Germany
Resolux Inc.	Iowa
Resolux India Private Limited	India
Resolux Turkey Ruzgar Turbinleri Elektrik Aksamlari Sanayi ve Ticaret Anonim Sirketi	Turkey
Resolux Windpower Technology (Tianjin) Co. Ltd.	China
TestEquity Acquisition LLC	Delaware
TestEquity Acquisition Holdings, LLC	Delaware
TestEquity de Mexico S. de R.L. de C.V.	Mexico
TestEquity Inc.	Canada
TestEquity LLC	Delaware
The Bolt Supply House Ltd.	Canada

Subsidiaries, that in the aggregate are not considered significant to the consolidated results of the Company at the end of December 31, 2022, have been omitted.